Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of China Commercial Credit, Inc. on Form S-8 (file No.333-214779) and Form S-3 (File No. 333-217473) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated April 16, 2018, with respect to our audits of the consolidated financial statements of the Company as of December 31, 2017 and 2016, and for the two years in the period ended December 31, 2017, which report is included in this Annual Report on Form 10-K of the Company for the year ended December 31, 2017.

/s/ Marcum Bernstein & Pinchuk llp

Marcum Bernstein & Pinchuk llp

New York, New York

April 16, 2018